EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Sarah Cavanaugh
Director, Corporate Communications
Point Therapeutics, Inc.
617-933-7508

Point Therapeutics Receives Letter from Nasdaq Citing Non-Compliance with
Minimum Bid Price Rules

BOSTON—(BUSINESS WIRE)—March 13, 2007—Point Therapeutics, Inc. (NASDAQ: POTP) reported today that the Company received a letter on March 8, 2007 from the Listing Qualifications Department of The Nasdaq Stock Market indicating that the Company failed to comply with the minimum bid price requirement for continued listing on the Nasdaq Capital Market Exchange set forth in Marketplace Rule 4310(c)(4) because the Company's common stock had closed below the minimum $1.00 per share requirement for 30 consecutive business days. The Company can regain compliance if, at any time before September 4, 2007, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. In the event the Company does not regain compliance by September 4, 2007, the Company will have the right to appeal a staff determination to delist the Company's securities, and the Company's securities will remain listed until completion of that appeal process.

About Point Therapeutics, Inc.:

Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind, placebo-controlled trials in non-small cell lung cancer (NSCLC) and in a Phase 2 trial in combination with gemcitabine in metastatic pancreatic cancer. Point has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with docetaxel in NSCLC.

Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement due to risks and uncertainties to which the Company is subject, including uncertainty as to whether the Company’s stock price can close at $1.00 per share or more for ten consecutive days; and other factors that are described in Form 8-K filed with the Securities and Exchange Commission on February 8, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

155 FEDERAL STREET, BOSTON, MA 02110 ∙ PHONE: (617) 933-2130 ∙ FAX: (617) 933-2131 ∙ www.pther.com